EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3, No. 333-139566 and No. 333-139567; and Forms S-8, No. 333-129877, No. 333-151969 and No. 333-153126) of Brookdale Senior Living Inc. of our reports dated February 27, 2009 with respect to the consolidated financial statements and schedule of Brookdale Senior Living Inc. and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2009